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                                                        EXHIBIT A TO TAX OPINION



                [LETTERHEAD OF TELEPHONE AND DATA SYSTEMS, INC.]



                               February 17, 1998



Sidley & Austin
One First National Plaza
Chicago, Illinois 60603



       Re:  Certain Representations Relating to Reincorporation of the
           Company as a Delaware Corporation and Distribution of Tracking Stock



Ladies and Gentlemen:



    Telephone and Data Systems, Inc., an Iowa corporation (the "Company" or "TDS Iowa"), has requested your opinion, set forth in a letter to which this letter will be attached as an Exhibit (the "Opinion"), with respect to certain United States federal income tax matters in connection with (i) the proposed change in TDS Iowa's state of incorporation from Iowa to Delaware which, subject to the approval of the shareholders of TDS Iowa, would be effected by a merger (the "Merger") of TDS Iowa into a wholly owned subsidiary of TDS Iowa organized under the laws of Delaware (the "Company" or "TDS Delaware") which would be the surviving corporation and (ii) the distribution (the "Distribution") of United States Cellular Group Common Shares, TDS Telecom Group Common Shares and Aerial Communications Group Common Shares (collectively, the "Tracking Stock") to holders of Series A Common Shares and Common Shares of the Company, each of which is described more fully in the Letter to Shareholders, Notice of Special Meeting of Shareholders and Proxy Statement and Prospectus dated as of February 17, 1998 (collectively, the "Proxy Statement"), which is a part of the Registration Statement on Form S-4 of TDS Delaware, to which the Opinion is attached as an Exhibit.



    References herein to the Company shall mean TDS Iowa (prior to the Merger) and TDS Delaware (subsequent to the Merger) and references herein to "Series A Common Shares," "Common Shares" and "Tracking Stock" shall mean shares of stock issued by TDS Iowa (prior to the Merger) and TDS Delaware (subsequent to the Merger). Other capitalized terms used but not defined herein shall have the meanings ascribed to them in the Proxy Statement.



    In connection with the Merger and Distribution, and recognizing that you will rely upon this letter in rendering the Opinion, we hereby certify to you that:



        (i) The fair market value of the stock of TDS Delaware received by each shareholder of TDS Iowa will be approximately equal to the fair market value of the stock of TDS Iowa surrendered in the Merger. In connection with the Merger, no shareholder of TDS Iowa will receive, directly or indirectly, any consideration other than stock of TDS Delaware.



        (ii) Immediately following consummation of the Merger, the shareholders of TDS Iowa will own all of the outstanding TDS Delaware stock and will own such stock solely by reason of their ownership of TDS Iowa stock immediately prior to the Merger.



        (iii) In connection with the Merger, (a) the Company has not redeemed (and will not redeem) any stock and has not made (and will not make) any extraordinary distribution with respect thereto, other than the Distribution; and (b) no controlled subsidiary which would be a person that is related to the Company within the meaning of Temp. Reg. Section 1.368-1T(e)(2)(ii) has acquired (or will acquire) any stock of the Company from any holder thereof.



        (iv) TDS Delaware has no plan or intention to issue additional shares of its stock following the Merger or the Distribution (other than pursuant to (a) the Distribution, (b) the issuance of Cellular Group Shares in exchange for Common Shares of U.S. Cellular, (c) the offer and sale of Telecom Group Shares in a public offering for cash, (d) the issuance of Aerial Group Shares in exchange for Common Shares of Aerial, (e) the issuance of stock of TDS pursuant to the terms of Pre-Distribution

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    Convertible Securities in the event a holder thereof elects to convert such instrument, (f) the issuance of stock of TDS pursuant to the terms of U.S. Cellular LYONs in the event a holder thereof elects to convert such instrument following the U.S. Cellular Merger and (g) the issuance of stock of TDS pursuant to various incentive compensation plans for employees).



        (v) The Company has no plan or intention to sell or otherwise dispose of any of the assets of the Company, except for (a) dispositions made in the ordinary course of business, (b) the divestiture of certain minority interests in certain markets to AirTouch in exchange for stock of AirTouch and cash, as more fully described in the Proxy Statement at page I-5 and (c) the contribution of the assets and certain liabilities of American Paging, Inc. in exchange for a minority interest in a limited liability company, as more fully described in the Proxy Statement at page I-30.



        (vi) The liabilities of TDS Iowa assumed by TDS Delaware in the Merger plus the liabilities, if any, to which the transferred assets are subject were incurred by TDS Iowa in the ordinary course of its business and are associated with the assets transferred in the Merger.



        (vii) Following the Merger, TDS Delaware will hold the stock of U.S. Cellular, TDS Telecom and Aerial held by TDS Iowa prior to the Merger, and each of U.S. Cellular, TDS Telecom and Aerial will continue its historic business or use a significant portion of its historic business assets in a business, as each such term is used in Treas. Reg. Section 1.368-1(d).



        (viii) Each of the Company and each shareholder of the Company will pay his, her or its own expenses, if any, incurred in connection with the Merger or the Distribution.



        (ix) TDS Iowa is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.



        (x) The total fair market value of the assets of the Company will exceed the sum of its liabilities plus (without duplication) the amount of any liabilities to which such assets are subject.



        (xi) The total adjusted tax basis of the assets of TDS Iowa transferred to TDS Delaware in the Merger will equal or exceed the sum of the liabilities assumed by TDS Delaware plus the amount of liabilities, if any, to which the transferred assets are subject.



        (xii) There is no intercorporate indebtedness existing between TDS Delaware and TDS Iowa that was issued, acquired, or will be settled at a discount.



        (xiii) With respect to any stock, securities, stock options or other contracts or plans of the Company that are convertible into Series A Common Shares or Common Shares immediately prior to the Distribution, there will be a full adjustment, within the meaning of Treas. Reg. Section 1.305-3(d), to the terms of such stock, securities, stock options or other contracts or plans of the Company after the Distribution to take into account the Distribution and to provide that each holder's or participant's rights under such stock, securities, stock options or other contracts or plans of the Company to the assets and earnings and profits of the Company are proportionate to such rights existing thereunder immediately prior to the Distribution.



        (xiv) Immediately following the consummation of each of the Merger and the Distribution, the Company will possess the same assets and liabilities as those possessed by the Company immediately prior to the Merger and the Distribution, respectively, disregarding for this purpose assets used to pay dissenters to the Merger and assets used to pay expenses incurred in connection with the Merger or the Distribution.



        (xv) Neither TDS Iowa nor TDS Delaware is an investment company as defined in Section 368(a)(2)(F) of the Code and Treasury regulations thereunder.



        (xvi) No cash in lieu of fractional shares will be paid to shareholders of the Company as a result of the Merger.


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        (xvii) The payment of cash in lieu of fractional shares of the Company in the Distribution is paid solely for the purpose of avoiding the expense and inconvenience to the Company of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Distribution to the shareholders of the Company instead of issuing fractional shares of Tracking Stock will not exceed one percent of the total consideration that will be issued in the Distribution to the shareholders of the Company.



        (xviii) None of the compensation received or to be received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of their shares of the Company; none of the shares of the Company received by any shareholder-employees in the Merger or the Distribution will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.



        (xix) The Company is not currently, and during the five years preceding the Merger will not have been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.



    The undersigned acknowledges that the Opinion assumes that each of the statements set forth in this letter will be true, correct and complete as of the time of the Merger and the time of the Distribution. The statements in this letter are not intended to limit in any way the Assumptions (as defined in the Opinion), which have been made with our consent.



    The undersigned acknowledges that, in connection with any reaffirmation of your Opinion as contemplated by the penultimate paragraph of your Opinion, you may request a restatement of the representations made in this letter and may request further representations.



                                          Very truly yours,



                                          TELEPHONE AND DATA SYSTEMS,
                                          INC., an Iowa corporation



                                          By: /s/ LEROY T. CARLSON, JR.
                                          LeRoy T. Carlson, Jr.
                                          President


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